Exhibit 9(b)



                                    FORM OF
                     TRANSFER AGENCY AND SERVICE AGREEMENT


      AGREEMENT effective as of the __ day of ______, 199_ by and between Asset Allocation Portfolios, a New York trust (the "Trust"), and SIGNATURE FINANCIAL SERVICES, INC., a Delaware corporation ("SFSI").

                                  WITNESSETH:

      WHEREAS, the Trust desires to appoint SFSI as its transfer agent, and SFSI desires to accept such appointment;

      WHEREAS, SFSI is duly registered as a transfer agent as provided in
Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "1934 Act");

      WHEREAS, the Trust is authorized to issue beneficial interests in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

      WHEREAS, the Trust offers beneficial interests in four series, Asset Allocation Portfolio 200, Asset Allocation Portfolio 300, Asset Allocation Portfolio 400 and Asset Allocation Portfolio 500 (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Article 17, being herein referred to as the "Portfolio(s)");

      NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Trust and SFSI agree as follows:

ARTICLE 1.   Terms of Appointment; Duties of SFSI

      1.01 Subject to the terms and conditions set forth in this Agreement, the Trust on behalf of the Portfolios hereby employs and appoints SFSI to act as, and SFSI agrees to act as, transfer agent for each of the Portfolios' authorized and issued beneficial interests ("Interests").

      1.02 SFSI agrees that it will perform the following services:

      (a) In connection with procedures established from time to time by agreement between the Trust and SFSI, SFSI shall:

      (i) Receive for acceptance orders for the purchase of Interests and for additional investments by existing holders of Interests, and promptly deliver payment and appropriate documentation therefor to the custodian of the Trust appointed by the Board of Trustees of the Trust (the "Custodian");


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      (ii) Pursuant to purchase orders, issue Interests and hold such Interests in the appropriate accounts of holders of Interests ("Holders");

      (iii) Receive for acceptance redemption requests and redemption directions, and withdrawal requests and withdrawal directions, and deliver the appropriate documentation therefor to the Custodian;

      (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption or withdrawal, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Holders;

      (v) Prepare and transmit payments in respect of distributions, if any, paid by the Trust on behalf of a Portfolio;

      (vi) Create and maintain all necessary records, including those specified in Article 10 hereof, in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), and those records pertaining to the various functions performed by it hereunder. All records shall be available for inspection and use by the Trust. Where applicable, such records shall be maintained by SFSI for the periods and in the places required by Rule 31a-2 under the 1940 Act;

      (vii) Make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Trust, or any person retained by the Trust. Upon reasonable notice by the Trust, SFSI shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Trust, or any person retained by the Trust;

      (viii) Record the issuance of Interests of the Trust, maintain, pursuant to Rule 17Ad-10(e) under the 1934 Act, a record of the total amount of Interests of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding, and maintain a record of the Account Balance (as defined below) of each Holder. SFSI shall also provide the Trust on a regular basis with the total number of Interests which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Interests, to monitor the issuance of such Interests or to take cognizance of any laws relating to the issue or sale of such Interests, which functions shall be the sole responsibility of the Trust. For the purposes of this Agreement, the term Account Balance for any Holder shall mean that amount as shall be determined by SFSI based upon allocations performed and data received by it, as adjusted by SFSI for any additional investments or withdrawals by such Holder in accordance with paragraphs (i) and (iii) above.


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      (b) In addition to and not in lieu of the services set forth in the above paragraph (a) or in any Schedule hereto, SFSI shall perform all of the customary services of a transfer agent, including but not limited to: maintaining all Holder accounts, preparing Holder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Holder reports to current Holders, withholding taxes, if any, on accounts, including nonresident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to distributions by federal authorities for all Holders, preparing and mailing confirmation forms and statements of account to Holders for all purchases and redemptions of Interests and other confirmable transactions in Holder accounts, responding to Holder telephone calls and Holder correspondence, preparing and mailing activity statements for Holders, and providing Holder account information.

ARTICLE 2.   Sale of Interests

      2.01 Whenever the Trust shall sell or cause to be sold any Interests of a Portfolio or accept additional investments from an existing Holder, the Trust shall deliver or cause to be delivered to SFSI a document duly specifying: (i) the name of the Portfolio whose Interests were sold or in which additional amounts were invested; (ii) the amount of Interests sold or the additional amount invested, purchase date, and price; (iii) the amount of money to be delivered to the Custodian for the sale of such Interests and specifically allocated to such Portfolio; and (iv) in the case of a new account, a new account application or sufficient information to establish an account.

      2.02 SFSI will, upon receipt by it of a check or other payment identified by it as an investment in Interests of one of the Portfolios and drawn or endorsed to SFSI as agent for, or identified as being for the account of, one of the Portfolios, promptly deposit such check or other payment to the appropriate account postings necessary to reflect the investment. SFSI will notify the Trust, or its designee, and the Custodian of all purchases and related account adjustments.

      2.03 Under procedures as established by mutual agreement between the Trust and SFSI, SFSI shall issue to the purchaser or its authorized agent Interests in such amount as it is entitled to receive, based on the appropriate net asset value of the Portfolio, determined in accordance with the Trust's then currently effective Registration Statement under the 1940 Act with respect to the Portfolio (the "Registration Statement") and applicable Federal law or regulation.

      2.04 SFSI shall not be required to issue any Interests of the Trust or accept additional investments from an existing Holder where it has received a written instruction from the Trust or written notification from any appropriate governmental authority that the sale of the Interests of the Portfolio(s) in question has been suspended or discontinued, and SFSI shall be entitled to rely upon such written instructions or written notification.


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      2.05 Upon the issuance of any Interests of any Portfolio(s) or the acceptance of additional investments from existing Holders in accordance with foregoing provisions of this Section, SFSI shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Trust in connection with such issuance or acceptance.

ARTICLE 3.   Returned Checks

      3.01 In the event that any check or other order for the transfer of money is returned unpaid for any reason, SFSI will take such steps as SFSI may, in its discretion, deem appropriate to protect the Trust from financial loss or as the Trust or its designee may instruct. Provided that the standard procedures, as agreed upon from time to time, between the Trust and SFSI, regarding purchases, additional investments, withdrawals and redemptions of Interests, are adhered to by SFSI, SFSI shall not be liable for any loss suffered by a Portfolio as a result of returned or unpaid purchase, investment, withdrawal or redemption transactions. Legal or other expenses incurred to collect amounts owed to a Portfolio as a consequence of returned or unpaid purchase, investment, withdrawal or redemption transactions shall be an expense of that Portfolio.

ARTICLE 4.   Redemptions

      4.01 Interests of any Portfolio may be withdrawn and redeemed in accordance with the procedures set forth in the Registration Statement of the Trust and SFSI will duly process all withdrawal and redemption requests.

ARTICLE 5.   Transfers

      5.01 Interests of each Portfolio are not transferable unless otherwise provided in the Registration Statement.

ARTICLE 6.   Right to Seek Assurances

      6.01 SFSI reserves the right to refuse to redeem Interests or permit withdrawals of Interests until it is satisfied that the requested redemption or withdrawal is legally authorized, and it shall incur no liability for the refusal, in good faith, to make redemptions or withdrawals which SFSI, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis for any claims adverse to such redemption or withdrawal. SFSI may, in effecting redemptions and withdrawals, rely upon the provisions of the Uniform Commercial Code, as the same may be amended from time to time and as if the same were applicable, which in the opinion of legal counsel for the Trust or of its own legal counsel protect it in not requiring certain documents in connection with the redemption or withdrawal of Interests of any Portfolio, and the Trust shall indemnify SFSI for any act done or omitted by it in reliance upon such law or opinions of counsel of the Trust or of its own counsel.

ARTICLE 7.   Allocations

      7.01 As provided in the Registration Statement, the Trust will allocate at least annually among each Portfolio's Holders each Holder's share of the Portfolio's net investment income, net realized capital gains and any other items of income, gain, loss, deduction or credit in a manner intended to comply with the Internal Revenue Code and applicable U.S. Treasury regulations. SFSI shall adjust each Holder's Account Balance in accordance with such allocations.

ARTICLE 8.   Other Duties

      8.01 In addition to the duties expressly provided for herein, SFSI shall perform such other duties and functions and shall be paid such amounts therefor as may from time to time be agreed to in writing.

ARTICLE 9.   Taxes

      9.01 It is understood that SFSI shall file such appropriate information returns concerning income and capital gain distributions and tax withholding with the proper Federal, State and local authorities as are required by law to be filed by the Trust and shall withhold such sums, if any, as are required to be withheld by applicable law.

ARTICLE 10.   Books and Records

      10.01 SFSI shall maintain confidential records showing for each Holder's account the following: (i) names, addresses and tax identification numbers;
(ii) Account Balances; (iii) historical information (as available from prior transfer agents) regarding the account of each Holder, including date and price of all transactions on a Holder's account; (iv) any stop or restraining order placed against a Holder's account; (v) information with respect to withholdings; (vi) any capital gain or reinvestment order, plan application, address and correspondence relating to the current maintenance of a Holder's account; (vii) any information required in order for SFSI to perform the calculations contemplated or required by this Agreement; and (viii) such other information and data as may be required by applicable law.

      10.02 Any records required to be maintained by Rule 31a-l under the 1940 Act will be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act. Such records may be inspected by the Trust at reasonable times. SFSI may, at its option at any time, and shall forthwith upon the Trust's demand, turn over to the Trust and cease to retain in SFSI's files, records and documents created and maintained by SFSI in performance of its service or for its protection. At the end of the six-year retention period, such periods and documents will either be turned over to the Trust, or destroyed in accordance with the Trust's authorization.

      10.03 Procedures applicable to the services to be performed hereunder may be established from time to time by agreement between the Trust on behalf of the Portfolio(s) and SFSI. SFSI shall have the right to utilize any accounting and recordkeeping systems which, in its opinion, qualifies to perform any services to be performed hereunder. SFSI shall keep records relating to the services performed hereunder, in the form and manner as it may deem advisable.

ARTICLE 11.   Fees and Expenses.

      11.01 For performance by SFSI pursuant to this Agreement, the Trust on behalf of the Portfolios agrees to pay SFSI an annual maintenance fee for each Holder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 11.02 below may be changed from time to time subject to mutual written agreement between the Trust and SFSI.

      11.02 In addition to the fee paid under Section 11.01 above, the Trust on behalf of the Portfolios agrees to reimburse SFSI for out-of-pocket expenses or advances incurred by SFSI for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by SFSI at the request or with the consent of the Trust on behalf of the Portfolios including, without limitation, any equipment or supplies specifically ordered by the Trust or required to be purchased by the Trust, will be reimbursed by the Trust.

      11.03 The Trust on behalf of the Portfolios agrees to pay all fees and reimbursable expenses within thirty days following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Portfolio reports and other mailings to all holder accounts shall be advanced to SFSI by the Trust at least seven (7) days prior to the mailing date of such material.

ARTICLE 12.   Representations and Warranties of SFSI

      SFSI represents and warrants to the Trust that:

      12.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

      12.02 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

      12.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      12.04 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

ARTICLE 13.   Representations and Warranties of the Trust

      The Trust represents and warrants to SFSI that:

      13.01 It is a trust duly organized and existing and in good standing under the laws of the State of New York.

      13.02 It is empowered under applicable laws and by its charter documents and by-laws to enter into and perform this Agreement.

      13.03 All proceedings required by said charter documents and by-laws have been taken to authorize it to enter into and perform this Agreement.

      13.04  It is an open-end investment company registered under the 1940
Act.

      13.05 A registration statement on Form N-1A under the 1940 Act is currently effective and will remain effective for so long as Interests of the Trust are offered for sale.

ARTICLE 14.   Indemnification

      14.01 Except as set forth in subparagraph (f) hereof, SFSI shall not be responsible for, and the Trust shall indemnify and hold SFSI harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

      (a) All actions taken or omitted to be taken by SFSI or its agent or subcontractors in good faith in reliance on or use by SFSI or its agents or subcontractors of information, records and documents which (i) are received by SFSI or its agents or subcontractors and furnished to it by or on behalf of the Trust, (ii) have been prepared and/or maintained by the Trust or any other person or firm on behalf of the Trust, and (iii) were received by SFSI or its agents or subcontractors from a prior transfer agent.

      (b) Any action taken or omitted to be taken by SFSI in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed.

      (c) The Trust's refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Trust hereunder.

      (d) The reliance on, or the carrying out by SFSI or its agents or subcontractors of any instructions or requests, whether written or oral, of the Trust.

      (e) The offer or sale of Interests by the Trust in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any State or in violation of any stop order or other determination or ruling by any federal agency or any State with respect to the offer or sale of such Interests in such state.

      (f) In addition to any other limitation provided herein, or by law, indemnification under this Agreement shall not apply to actions or omissions of SFSI or its directors, officers, employees, agents or subcontractors in cases of its own gross negligence, willful misconduct, bad faith, reckless disregard of its duties or their own duties hereunder, knowing violation of law or fraud.

      14.02 SFSI shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributed to any action or failure or omission to act by SFSI as a result of SFSI's lack of good faith, negligence, willful misconduct, knowing violation of law or fraud.

      14.03 At any time SFSI may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by SFSI under this Agreement, and SFSI and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel except for a knowing violation of law. SFSI, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided SFSI or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

      14.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

      14.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder as contemplated by this Agreement.

      14.06  In order that the indemnification provisions contained in this
Article 14 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent, which consent shall not be unreasonably withheld.

ARTICLE 15.   Covenants of the Trust and SFSI

      15.01  The Trust shall promptly furnish to SFSI the following:

      (a) A certified copy of the resolution of the Trustees of the Trust authorizing the appointment of SFSI and the execution and delivery of this Agreement.

      (b) A copy of the charter documents and by-laws of the Trust and all amendments thereto.

      (c) Copies of each vote of the Trustees designating authorized persons to give instructions to SFSI, and a Certificate providing specimen signatures for such authorized persons.

      (d) Certificates as to any change in any officer or Trustee of the Trust.

      (e) A list of all Holders of the Portfolio(s) with the name, address and tax identification number of each Holder, and the Account Balance of each Holder, lists of any account against which stops have been placed, together with the reasons for said stops, and the amount of Interests redeemed or withdrawn.

      (f) Copies of the Trust's registration statement with respect to the Portfolios on Form N-1A and all amendments thereto.

      (g) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for SFSI in the proper performance of its duties.

      15.02 SFSI shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, SFSI agrees that all such records prepared or maintained by SFSI relating to the services to be performed by SFSI hereunder are the confidential property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered to the Trust on and in accordance with its request.

      15.03 SFSI and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

      15.04 In case of any requests or demands for the inspection of the Holder records of the Trust, SFSI will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such instruction. SFSI reserves the right, however, to exhibit the Holder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Holder records to such person.

ARTICLE 16.   Term of Agreement

      16.01 This Agreement shall become effective on the date hereof (the "Effective Date") and shall continue in effect for twelve months from the Effective Date (the "Initial Term") and from year to year thereafter with respect to each Portfolio, provided that subsequent to the Initial Term, this Agreement may be terminated by either party at any time without payment of any penalty upon ninety (90) days written notice to the other. In the event such notice is given by the Trust, it shall be accompanied by a resolution of the Board of Trustees, certified by the Secretary, electing to terminate this Agreement and designating a successor transfer agent.

      16.02 Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust. Additionally, SFSI reserves the right to charge for any other reasonable expenses associated with such termination.

ARTICLE 17.   Additional Portfolios

      l7.01 In the event that the Trust establishes one or more series of Interests in addition to the series with respect to which it desires to have SFSI render services as transfer agent under the terms hereto, it shall so notify SFSI in writing, and if SFSI agrees in writing to provide such services, such series of Interests shall become a Portfolio hereunder.

ARTICLE 18.   Assignment

      18.01 Except as provided in Section 18.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party

      18.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

      18.03 SFSI, may without further consent on the part of the Trust, subcontract for the performance of any of the services to be provided hereunder to third parties, including any affiliate of SFSI, provided that SFSI shall remain liable hereunder for any acts or omissions of any subcontractor as if performed by SFSI.

ARTICLE 19.   Amendment

      19.01 This Agreement may be amended or modified by a written agreement executed by both parties.

ARTICLE 20.   Massachusetts Law to Apply

      20.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

ARTICLE 21.   Merger of Agreement and Severability

      21.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

      21.02 In the event any provision of this Agreement shall be held unenforceable or invalid for any reason, the remainder of the Agreement shall remain in full force and effect.

      21.03 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall together, constitute only one instrument.

ARTICLE 22.   Notices

      22.01 Any notice or other instrument in writing authorized or required by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and mailed or delivered to it at its office at the address set forth below:

      For the Portfolio(s):    Asset Allocation Portfolios
                               c/o Signature Financial Group (Cayman), Ltd.
                               Elizabethan Square
                               George Town, Grand Cayman
                               Cayman Islands, BWI
                               Attention:  Assistant Secretary

      For SFSI:                Signature Financial Services, Inc.
                               6 St. James Avenue
                               Boston, Massachusetts 02116
                               Attention: President


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and the year first above written. The undersigned Trustee or officer of the Trust has executed this Agreement not individually, but as Trustee or officer under the Trust's Declaration of Trust, dated December 14, 1995, and the obligations of this Agreement are not binding upon any of the Trustees, officers or holders of the Trust individually, but bind only the Trust estate. The obligations hereunder allocable to any Portfolio bind only that portion of the Trust estate allocable to such Portfolio.

                                     ASSET ALLOCATION PORTFOLIOS



                                     Name:
                                     Title:


ATTEST:





                                     SIGNATURE FINANCIAL SERVICES, INC.



                                     Name:
                                     Title:

ATTEST:





DATE: